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                                                                    EXHIBIT 99.1


BLUE RIVER BANCSHARES, INC. ANNOUNCES FIRST QUARTER RESULTS

Shelbyville, IN - May 12, 2003 - Blue River Bancshares, Inc., (NASDQSC: BRBI) announced that it recorded a net loss of $50,011 for the quarter ended March 31, 2003 compared to a net loss of $176,184 for the quarter ended March 31, 2002. The Company recorded a valuation allowance against a portion of the Company's deferred taxes because management believes it is more likely than not that a portion of the benefit associated with this deferred tax will not be realized. Therefore, the Company was not able to take advantage of the tax benefit for the latest quarter. Comparatively, the pre-tax net loss of $50,011 as of March 31, 2003, compared to a pre-tax net loss of $307,150 for the period ended March 31, 2002. The basic and diluted net loss per share was $.02 for March 31, 2003, compared to $.11 for the period ended March 31, 2002.

Net interest income for the three months ended March 31, 2003, was $687,694, an increase of $212,600, or 45% over the net interest income for the quarter ended March 31, 2002. Non-interest income of $163,626 was recorded for the quarter ended March 31, 2003, representing an increase of $51,654, or 46% over the non-interest income reported for the quarter ended March 31, 2002. Non-interest expense was $901,331 for the quarter ended March 31, 2003, an increase of $7,115 over the quarter ended March 31, 2002.

During the first quarter of 2003, the Company increased its provision for loan loss by $60,000. Net charge-off of loans during the first quarter was $455. The allowance for loan loss as of March 31, 2003 was $1,777,527 or 3.04% of total loans compared to $1,717,000 or 2.9% of total loans as of December 31, 2002. Non-performing assets totaled $3,719,735 or 6.36% of total loans as of March 31, 2003, compared to $4,007,786 or 6.87% of total loans as of December 31, 2002.

President Larry Toombs commented: "We are pleased with the progress made during 2003. The roll-off and re-pricing of a portion of our certificate of deposit portfolio, in conjunction with the change in loan mix from single family real estate loans and consumer loans to commercial real

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estate loans, has increased our net interest income. We believe our focus on higher quality, higher margin loans will provide additional increases in net interest income. The Company and its wholly-owned subsidiary, Shelby County Bank, have benefited from the capital raised at the end of 2002 and the beginning of 2003. As this capital continues to be deployed, management expects results in the Bank and the Company to improve. Shelby County Bank, the Company's major subsidiary recorded a net loss of $4,779, for the three months ended March 31, 2003, compared to a net loss of $161,912 for the same period in 2002. The pre-tax loss of $4,779 for the first three months of 2003, compared to the pre-tax loss of $280,828 for the first three months of 2002. We continue to work diligently to reduce non-performing assets and reduce costs associated with previous credit quality issues. We continue to maintain our current credit risk standards while writing new loans. The Bank is maintaining its regulatory capital levels as "well-capitalized" while focusing on improving net interest margins and creating profitability."

The Company's total assets at March 31, 2003 were $99,248,000 compared to $95,118,000 as of December 31, 2002. Shareholders equity as of March 31, 2003 was $12,214,000 compared to $9,873,000 as of December 31, 2002. This increase is a result of the private placement closed February 2003 offset by Company's net loss for the first quarter of 2003 and the unrealized loss of $92,000 within the Company's available for sale securities portfolio.

         Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, exceptions of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy in Indiana, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.


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